SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. __)

Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                             BEI TECHNOLOGIES, INC.
           ----------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

           ----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transactions applies:

(2)     Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [ ]      Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing party:

(4)     Date filed:

                             BEI TECHNOLOGIES, INC.
                           One Post Street, Suite 2500
                             San Francisco, CA 94104

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 1, 2000

TO THE STOCKHOLDERS OF BEI TECHNOLOGIES, INC.:

         Notice Is Hereby Given that the Annual Meeting of Stockholders of BEI Technologies, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, March 1, 2000 at 1:30 p.m. local time, at the Company's Systron Donner Inertial Division, 2700 Systron Drive, Concord, California, for the following purposes:

         1. To elect three directors to hold office until the 2003 Annual Meeting of Stockholders.

         2. To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for its fiscal year ending September 30, 2000.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on January 21, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                        By Order of the Board of Directors

                                        /s/ Robert R. Corr
                                        ----------------------------------------
                                        Robert R. Corr
                                        Corporate Secretary

San Francisco, California
January 26, 2000

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             BEI TECHNOLOGIES, INC.
                           One Post Street, Suite 2500
                             San Francisco, CA 94104

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  March 1, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy is solicited on behalf of the Board of Directors of BEI Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on March 1, 2000, at 1:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's Systron Donner Inertial Division, 2700 Systron Drive, Concord, California. The Company intends to mail this proxy statement and accompanying proxy card on or about February 1, 2000 to all stockholders entitled to vote at the Annual Meeting.

         The Company was organized under the laws of the state of Delaware on June 30, 1997 as a wholly-owned subsidiary of BEI Electronics, Inc., subsequently renamed BEI Medical Systems Company, Inc. ("Electronics"). The Company began independent operations on September 28, 1997 as a result of the distribution by Electronics of all of the outstanding stock of the Company to the stockholders of Electronics (the "Distribution"). For further information about the Distribution, see the Company's Form 10 "General Form for Registration of Securities", as amended (File No. 0-22799) (the "Form 10"), the Company's Form 10-K Annual Report for the fiscal year ended September 27, 1997 (the "10-K") and Note 1 of "Notes to Consolidated Financial Statements" included in the 10-K.

Solicitation

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

         Only holders of record of Common Stock at the close of business on January 21, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 21, 2000, the Company had outstanding and entitled to vote 7,496,568 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, One Post Street, Suite 2500, San Francisco, California 94104, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Stockholder Proposals

         The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is October 3, 2000. The deadline for submitting a stockholder's proposal or a nomination for director that is not to be included in such proxy statements and proxy is December 1, 2000. Stockholders are also advised to review the Company's By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


                                   Proposal 1

                              Election Of Directors

         The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and has qualified or until his earlier death, resignation or removal.

         The Board of Directors is presently composed of eight members. There are three directors in the class whose term of office expires in 2000. The three nominees for election to this class, Richard M. Brooks, Dr. William G. Howard, Jr. and Dr. Robert Mehrabian, are directors of the Company who were previously appointed by the sole incorporator. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

         Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2003 Annual Meeting

Richard M. Brooks

         Mr. Brooks, age 71, is currently an independent financial consultant. He began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from Electronics in September 1997. From 1987 until his resignation as a result of the Distribution, he served as a director of

Electronics.  From  1987  to 1990  he  served  as  President  of SFA  Management
Corporation, the managing general partner of St. Francis Associates, an investment partnership. He currently serves as a director of Longs Drug Store Corporation, Granite Construction, Inc. and the Western Farm Credit Bank, a private company. Mr. Brooks holds a B.S. from Yale University and a M.B.A. from the University of California, Berkeley.

Dr. William G. Howard, Jr.

         Dr. Howard, age 58, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from Electronics in September 1997. He was a director of Electronics from December 1992 until his resignation as a result of the Distribution. He is currently an independent consulting engineer in microelectronics and technology-based business planning. From 1987 to 1990, Dr. Howard served as Senior Fellow of the National Academy of Engineering and, prior to that time, held various technical and management positions with Motorola, Inc. most recently as Senior Vice President and Director of Research and Development. He currently serves as Chairman of Credence Systems, Inc. and a director of RAMTRON International Corp., Thunderbird Technologies, Inc., and Xilinx, Inc. Dr. Howard holds a B.S.E.E. and a M.S. from Cornell University and a Ph.D. in electrical engineering and computer sciences from the University of California, Berkeley.

Dr. Robert Mehrabian

         Dr. Mehrabian, age 58, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from Electronics in September 1997. He was a director of Electronics from June 1997 until his resignation as a result of the Distribution. He is Chief Executive Officer and President of Teledyne Technologies, Inc. From 1997 to November 1999, he held a number of senior executive positions at Allegheny Teledyne, Inc., including Chief Executive Officer and President of the Aeronautics and Electronics segment of the company that spun-out into a separate public company, Teledyne Technologies, Inc. From 1990 through June 1997, he was president of Carnegie Mellon University. He is an internationally recognized materials scientist with numerous awards including membership in the National Academy of Engineering. He serves on the boards of directors of Teledyne Technolgies, Inc., Mellon Financial Corporation and PPG Industries, Inc. Dr. Mehrabian holds B.S. and Sc.D. degrees from Massachusetts Institute of Technology.

         The three candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 2001 Annual Meeting

George S. Brown

         Mr. Brown, age 78, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from Electronics in September 1997. He served as a director of Electronics from October 1974 until his resignation as a result of the Distribution. Mr. Brown served as President and Chief Executive Officer of Electronics from October 1974 until July 1990. Mr. Brown served from 1971 until 1974 as Executive Vice President and General Manager of Baldwin Electronics, Inc., a subsidiary of D.H. Baldwin Company and the predecessor of Electronics. Mr. Brown holds a B.S.E.E. from the University of Oklahoma.

Charles Crocker

         Mr. Crocker, age 60, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from Electronics in September 1997. He was a founder of Electronics and has served as Chairman of the Board of Directors of Electronics (now named BEI Medical Systems Company, Inc.) since October 1974 and Chairman of the Board of Directors of Technologies since October 1997. Mr.

Crocker assumed the positions of President and Chief Executive Officer of Technologies, effective October 1, 1997, after resigning as President and CEO of Electronics as a result of the Distribution. Mr. Crocker served as President of Crocker Capital Corporation, a Small Business Investment Company, from 1970 to 1985, and as General Partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Fiduciary Trust Company International, Pope & Talbot, Inc. and KeraVision. Mr. Crocker holds a B.S. from Stanford University and a M.B.A. from the University of California, Berkeley.

Directors Continuing in Office Until the 2002 Annual Meeting

C. Joseph Giroir, Jr.

         Mr. Giroir, age 60, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from Electronics in September 1997. He was a director of Electronics from 1978 until his resignation as a result of the Distribution. He served as the Secretary of Electronics from 1974 to early 1995. He is currently of counsel to the law firm of Giroir, Gregory, Holmes & Hoover, PLC. Mr. Giroir is also President of Arkansas International Development Corporation II, LLC and Chairman of the Board of Directors for Clinical Study Centers, LLC. Mr. Giroir holds a B.A. and an L.L.B. from the University of Arkansas and an L.L.M. from Georgetown University.

Asad M. Madni

         Dr. Madni, age 52, began serving as a Director and as a Vice President of the Company in June 1997 prior to the Distribution and resulting spin-off of the Company from Electronics in September 1997. Dr. Madni was appointed President of BEI Sensors & Systems Company, Inc. ("Sensors & Systems") in October 1993, which was formed by the consolidation of BEI Motion Systems Company and the BEI Sensors & Controls Group, of which Dr. Madni had been President since October 1992. Prior to joining BEI Electronics in 1992, he served for 17 years in various executive and technical management positions with Systron Donner Corporation, a manufacturer of avionics and aerospace sensors and subsystems. He served most recently as Chairman, President and CEO of Systron Donner Corporation, a subsidiary of Thorn/EMI. Dr. Madni's degrees include a Bachelor of Science and Master of Science in Engineering from the University of California, Los Angeles, and a Ph.D. in Engineering from California Coast University. He is also a graduate of the Program for Senior Executives from the Massachusetts Institute of Technology, Sloan School of Management. He is a Chartered Engineer and Fellow of the Institute of Electrical and Electronics Engineers and the Institution of Electrical Engineers.

Gary D. Wrench

         Mr. Wrench, age 66, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from Electronics in September 1997. He was Senior Vice President and Chief Financial Officer of Electronics from July 1993 until his resignation as a result of the Distribution. He currently holds these same positions with Technologies. He has served as a Director of Electronics since February 1986, and continues to serve as a director of both Electronics (now named BEI Medical Systems Company, Inc.) and Technologies. From April 1985 to July 1993, he served as Vice President of Electronics and President and Chief Executive Officer of BEI Motion Systems Company, Inc., then a wholly owned subsidiary of Electronics that is now a part of Sensors & Systems. His other experience includes twenty years with Hughes Aircraft Company. Mr. Wrench holds a B.A. from Pomona College and a M.B.A. from the University of California, Los Angeles.

Board Committees and Meetings

         During the fiscal year ended October 2, 1999, the Board of Directors held three meetings. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any committee performing a similar function.

         The Audit Committee's responsibilities include the following: meet with the Company's independent accountants at least annually to review the scope and results of the annual audit; recommend to the Board the independent accountants to be retained; and receive and consider the accountants' comments as to internal controls, accounting staff, management performance, and procedures performed and results obtained in connection with the audit. During fiscal 1999, the Audit Committee was composed of four directors: Mr. Brooks, Chairman of the Committee, and Messrs. Giroir, Howard and Mehrabian. The Audit Committee met three times during fiscal 1999.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation for the Company's executive officers, awards stock options and stock bonuses to eligible executives, employees and consultants under the Company's 1997 Equity Incentive Plan (the "1997 Plan"), and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 1999, the Compensation Committee was composed of three non-employee directors: Mr. Brown, Chairman of the Committee, and Messrs. Brooks, and Giroir. The Compensation Committee met once during fiscal 1999.

         During fiscal 1999 each Board member, except Messrs. Brooks, Howard and Mehrabian, attended at least 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.


                                   Proposal 2

           Ratification of Selection of Independent Public Accountants

         The Board of Directors has selected Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000. Ernst & Young LLP (including its predecessor, Ernst & Whinney) has audited Electronics' financial statements since 1975 and audited the Company's financial statements since fiscal 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 30, 2000. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The  following  table  sets forth  certain  information  regarding  the ownership  of the  Company's  Common  Stock as of December 31, 1999 by: (i) each director;  (ii) each of the executive officers named in the Summary Compensation
Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those  known by the Company to be  beneficial  owners of more than five percent of its Common Stock.

                                                        Beneficial Ownership (l)
                                                        ------------------------
                                                        Number of    Percent of
                    Beneficial Owner                     Shares        Total(2)
                    ----------------                     ------        --------
Mr. Charles Crocker(3) ...............................  1,552,904       20.7%
     One Post Street
     Suite 2500
     San Francisco, CA

Hollybank Investments, L.P.(4) .......................    651,700        8.7%
     One Financial Center, Suite 1600
     Boston, MA

Lord Abbett & Co.(5) .................................    647,200        8.6%
     The GM Building
     767 Fifth Avenue
     New York, NY

Dimensional Fund Advisors, Inc.(6) ...................    495,500        6.7%
     1299 Ocean Avenue
     11th Floor
     Santa Monica, CA

State Street Research & Management Co.(7) ............    449,500        6.0%
     One Financial Center, Suite 1600
     Boston, MA

Putnam Investment Management Inc.(8) .................    377,100        5.0%
     One Post Office Square
     Boston, MA

Mr. Richard M. Brooks(9) .............................      8,000         *

Mr. George S. Brown(9)(10) ...........................     30,528         *

Mr. Robert R. Corr(9)(12) ............................     40,821         *

Mr. C. Joseph Giroir, Jr.(9) .........................          0         *

Dr. William G. Howard, Jr.(9) ........................      4,000         *

Dr. Asad M. Madni(9) .................................     93,789         *

Dr. Robert Mehrabian(9) ..............................      5,500         *

Dr. Lawrence A. Wan(9) ...............................     29,432         *

Mr. Gary D. Wrench(9)(11) ............................     89,103        1.2%

All executive officers and directors as a group
 (10 persons)(13) ....................................  1,854,077       25.1%

------------
*    Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

                                        6




 (2) Applicable percentages are based on 7,491,464 shares outstanding on December 31, 1999, adjusted as required by rules promulgated by the Commission.

 (3) Includes 395,000 shares held by Mr. Crocker as trustee for his adult children, as to which Mr. Crocker disclaims beneficial ownership. Also includes 54,936 shares held in a trust of which Mr. Crocker is beneficiary and sole trustee. Mr. Crocker, acting alone, has the power to vote and dispose of the shares in each of these trusts.

 (4) Represents shares held by Hollybank Investments, LP ("Hollybank") which has the sole power to vote and dispose of the shares held by it, and includes 52,000 shares held by Dorsey R. Gardner, general partner of Hollybank, who has the sole power to vote and dispose of his shares. Mr. Gardner, as general partner of Hollybank, may be deemed to beneficially own shares held by Hollybank. Except to the extent of his interest as a limited partner in Hollybank, Mr. Gardner disclaims such beneficial ownership.

 (5) Represents shares held by Lord Abbett & Co. ("Abbett") which has the sole power to vote and dispose of the shares held by it. Abbett is owned by eight individuals who participate in the management of the firm's investment activities. Therefore, Abbett and the eight individuals may be deemed beneficial owners of all shares held by Abbett.

 (6) Dimensional Fund Advisors, Inc., ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advise to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 495,500 shares of the Company's stock as of September 30, 1999. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

 (7) Represents shares held by State Street Research & Management Co. ("State") which has the sole power to vote and dispose of the shares held by it. State is a wholly owned subsidiary of Metropolitan Life Insurance Company ("Metropolitan"). Metropolitan may be deemed to share the power to vote and dispose of all shares held by State, and State may be deemed to share the power to vote and dispose of all shares held by itself. Therefore, both Metropolitan and State each may be deemed a beneficial owner of all the shares held.

 (8) Represents shares held by Putnam Investment Management Inc. ("Putnam") which has the sole power to vote and dispose of the shares held by it. Putnam is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"). MMC may be deemed to share the power to vote and dispose of all shares held by itself or Putnam. Therefore, both Putnam and MMC each may be deemed a beneficial owner of all the shares held by Putnam.

 (9) Includes shares which certain officers and directors have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Corr, 7,441 shares; Dr. Madni, 1,166 shres; Dr. Wan, 1,166 shares; Mr. Wrench, 1,333 shares; and all executive officers and directors as a group, 11,106 shares. Also includes shares which certain officers and directors have the right to vote pursuant to unvested portions of restricted stock awards as follows: Mr. Brooks, 6,800 shares; Mr. Brown, 14,790 shares; Mr. Corr, 14,180 shares; Dr. Howard, 3,400; Dr. Madni, 66,550 shares; Dr. Mehrabian, 3,400; Dr. Wan, 22,521 shares; Mr. Wrench, 45,700 shares; and all executive officers and directors as a group, 177,441 shares.

(10) Includes 30,528 shares held in a revocable trust of which Mr. Brown and his wife, Mildred S. Brown, are beneficiaries and sole trustees. Mr. and Mrs. Brown, acting alone, each have the power to vote and dispose of such shares.

(11) Includes 45,276 shares held in a revocable trust of which Mr. Wrench and his wife, Jacqueline Wrench, are beneficiaries and sole trustees. Mr. and Mrs. Wrench, acting alone, each have the power to vote and dispose of such shares. Also includes 20,743 shares which Mr. Wrench, acting alone, has power to vote and dispose of.

                                        7



(12) Includes 15,871 shares held jointly by Mr. Corr and his wife, Wendy A. Corr. Mr. and Mrs. Corr, acting alone, each have the power to vote and dispose of such shares.

(13) Includes the shares described in the Notes above, as applicable


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 2, 1999, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.


                             EXECUTIVE COMPENSATION

Compensation of Directors

         During fiscal 1999, each non-employee director of the Company received a monthly fee of $1,000. Each non-employee director of the Company also received a fee of $500 for each Board meeting attended and for each committee meeting attended by that committee member and a fee of $250 for each telephone conference Board meeting in which such director participated. In the fiscal year ended October 2, 1999, the total compensation paid by the Company to non-employee directors for services as directors was $75,000. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Compensation of Executive Officers

                            Summary of Compensation

         As noted above, the Company became an independent public company on September 27, 1997 as a result of the Distribution. Prior to that date, the businesses of the Company were controlled by Electronics and all compensation decisions for persons who are now executive officers of the Company were determined by Electronics.

         The following table shows, for the fiscal years ended October 2, 1999, October 3, 1998 and September 27, 1997, compensation awarded or paid to or earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") for services rendered by them as executive officers of Technologies in the fiscal years ended October 2, 1999 and October 3, 1998 and of Electronics in the fiscal year ended September 27, 1997. The Named Executive Officers held positions with Electronics in fiscal 1997 which were comparable in scope and responsibility to those held in the Company at the end of fiscal 1998 and 1999. The Named Executive Officers did not earn compensation from the Company in fiscal 1997. The amounts reported below for fiscal 1997 were earned by the individuals for services rendered to Electronics in those years and were paid by that entity.

                                                  Summary Compensation Table

                                                         Annual
                                                     Compensation (l)                      Long Term Compensation Awards
                                           ------------------------------------     -------------------------------------------
                                                                                      Restricted      Securities
                                                                                         Stock         Underlying      All Other
          Name and                                     Salary(2)         Bonus         Awards(3)         Options      Compensation
     Principal Position                    Year           ($)             ($)             ($)              (#)             ($)
     ------------------                    ----         -------         -------          ------           -----           -----
Mr. Charles Crocker ...................    1999         334,125         100,000               0               0           5,928
 Chairman of the Board,                    1998         341,725          40,000               0               0           6,158
 President and Chief                       1997         341,400          50,000               0               0           4,707
 Executive Officer

Mr. Gary D. Wrench ....................    1999         298,020          75,000         346,000           4,000           5,928
 Senior Vice President and                 1998         298,000          40,000               0          62,696           6,158
 Chief Financial Officer                   1997         282,000          80,000          63,750               0           5,102

Dr. Asad M. Madni .....................    1999         269,355          90,000          64,813           5,000           6,117
 Vice President                            1998         334,956          40,000         120,000          21,472           6,240
 President, BEI Sensors &                  1997         290,239          65,000         315,000               0           5,823
 Systems Company, Inc.

Dr. Lawrence A. Wan ...................    1999         245,423          40,000          54,313           3,500          10,362
 Vice President,                           1998         244,922          13,500          84,000               0           8,840
 Corporate Technology                      1997         217,043          33,000          53,125               0           8,463

Mr. Robert R. Corr ....................    1999         169,800          30,000          50,813           3,000           5,622
 Secretary, Treasurer                      1998         167,400          20,000          60,000           6,441           5,609
 and Controller                            1997         159,600          45,000          31,875               0           4,400

------------
(1) As permitted by rules promulgated by the Commission, no amounts are shown for "Other Annual Compensation" because no Named Executive Officer received "perquisites" in an amount exceeding the lesser of 10% of bonus plus salary or $50,000.

(2) Includes (i) annual cash payments designated as automobile allowances, which did not exceed $12,000 for any individual in any year, (ii) includes earned but deferred at the election of the Named Executive Officer pursuant to the Company's Deferred Compensation Plan, and (ii) $31,550 in fiscal year 1998 of accrued vacation pay deferred by Dr. Madni.

(3) Represents the dollar value of shares awarded, calculated by multiplying the market value based on the closing sales price on the date of grant by the number of shares awarded. As a result of the Distribution in 19997, each holder of restricted stock granted under Electronics' 1992 Restricted Stock Plan ("Electronics Restricted Stock") received vested and unvested shares of the Company's Common Stock in amounts equal to the number of vested and unvested shares of Electronics Restricted Stock held by such holder on the record date for the Distribution. At October 2, 1999, the aggregate holdings and value of restricted stock held by the Named
     Executive Officers (based on the number of shares held at fiscal year-end multiplied by the closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on October 2, 1999) was as follows:
     Mr. Wrench, 87,468 shares, valued at $1,049,616; Dr. Madni, 77,204 shares, valued at $926,448; Dr. Wan, 32,750 shares, valued at $393,000; and Mr. Corr, 24,000 shares, valued at $288,000. Generally, the restrictions on awards of restricted stock lapse with respect to 15% of the total number of shares per year on the first, second, third, fourth and fifth anniversaries of the date of grant and with respect to the remaining shares subject to such award on the sixth anniversary of the date of grant. Dividends are paid on shares of restricted stock when, as and if the Board declares dividends on the Common Stock of the Company.

(4)  Includes $4,800,  $4,800,  $3,549, $4,316 and $4,928 paid in fiscal 1999 to
     Crocker, Wrench, Madni, Wan and Corr, respectively, and $4,800, $4,800, $3,559, $4,222 and $4,774 paid in fiscal 1998 to Crocker, Wrench, Madni, Wan and Corr, respectively, and $3,253, $3,648, $3,675, $3,884 and $3,549 paid in fiscal

                                       9



     1997 to Crocker, Wrench, Madni, Wan and Corr, respectively, as a normal contribution pursuant to the Company's Retirement Savings Plan. The remaining sum for each Named Executive Officer is attributable to premiums paid by the Company for group term life insurance.


                        Stock Option Grants and Exercises

         The Company granted options to its executive officers and key employees under the 1997 Equity Incentive Plan. In connection with the Distribution, holders of options to purchase Common Stock of Electronics that were not exercised prior to the Distribution had such options converted to vested and unvested incentive stock options and nonstatutory stock options, as appropriate, to purchase the Company's Common Stock issued under the 1997 Equity Incentive Plan. The number of shares of the Company's Common Stock subject to options issued in the conversion was determined by criteria which included the aggregate fair market value of each option to purchase Electronics' Common Stock immediately prior to the Distribution and the intent to issue options to purchase the Company's Common Stock that were not more favorable to the holder than those options held on Electronics' Common Stock that converted as a result of the Distribution. For further information, see "The Distribution--Other Consequences of the Distribution--Stock Options" in the Information Statement included as an exhibit to the Company's Form 10. The Company has not issued any stock appreciation rights. As of December 31, 1999, options to purchase a total of 253,665 shares had been granted and were outstanding under the 1997 Equity Incentive Plan and options to purchase 698,147 shares remained available for grant thereunder. The following table shows, for fiscal 1999, certain information regarding options for the Company's Common Stock exercised, and options held at year-end, by the Named Executive Officers.

                                             Option Grants in Fiscal Year 1999

                                                                                              Potential Realizable Value at
                                    Number of  % of Total                                             Assumed Annual
                                   Securities   Options                  Market                       Rates of Stock
                                   Underlying  Granted to               Price at                  Price Appreciation for
                                    Options    Employees     Exercise    Date of                      Option Term(3)
                                    Granted    in Fiscal      Price      Grant    Expiration   ---------------------------
       Name                          (#)(1)      Year(2)     ($/Sh)      ($/Sh)      Date        0%        5%         10%
       ----                          ------      -------     ------      ------      ----      ------    ------     ------
Mr. Crocker ..................           0         --           --         --         --         --        --          --
Mr. Wrench ...................       4,000        4.7%        7.000      7.000     10/05/08      --      17,609      44,625
Dr. Madni ....................       5,000        5.8%        7.000      7.000     10/05/08      --      22,011      55,781
Dr. Wan ......................       3,500        4.1%        7.000      7.000     10/05/08      --      15,408      39,047
Mr. Corr .....................       3,000        3.5%        7.000      7.000     10/05/08      --      13,207      33,469

------------
(1) Options generally vest annually over a 3-year period. The options will fully vest upon a change in control, as defined in the Company's 1997 Plan.

(2) Based upon options to purchase 86,000 shares issued to employees in fiscal year 1999.

(3) The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually for the entire term of the option and the option is exercised solely on the last day of its term for the appreciated price. These amounts represent certain assumed rates of appreciation less the exercise price, in accordance with the rules of the Commission, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                        Number of Securities    Value of Unexercised In-
                         Shares                        Underlying Unexercised    the-Money Options at
                       Acquired on       Value          Options at FY-End (#)          FY-End ($)
                        Exercise       Realized            Exercisable/              Exercisable/
         Name             (#)            ($)             Unexercisable(1)           Unexercisable(2)
         ----           --------       --------          ----------------           ----------------
Mr. Crocker .............  0             0                       0/0                          0/0
Mr. Wrench ..............  0             0                   0/4,000                     0/20,000
Dr. Madni ...............  0             0                   0/5,000                     0/25,000
Dr. Wan .................  0             0                   0/3,500                     0/17,500
Mr. Corr ................  0             0               6,441/3,000                26,292/15,000

------------
(1)  Includes both "in-the-money" and "out-of-the-money" options.

(2) The fair market value of the underlying shares of the Company's Common Stock on October 2, 1999, less the exercise price.


                         Management Incentive Bonus Plan

         The Company's Board of Directors adopted a Management Incentive Bonus Plan for fiscal 1999 ("MIB Plan") covering employees of the Company and Sensors & Systems. On the basis of goals relating to return on equity, and subject to predetermined limits under the MIB Plan, the Company's Compensation Committee will in its discretion determine a bonus fund for each company following the end of the year. Based upon recommendations from management of each company, the Compensation Committee may, in its discretion, approve individual awards to employees of the respective companies, subject to final approval by the Company's Board of Directors.

         Incentive awards totaling approximately $951,500 were made with respect to the Company's fiscal year 1999. The amounts of such incentive payments to the Named Executive Officers are included in the "Bonus" column of "Summary Compensation Table" under "Executive Compensation."


                              Employment Agreements

         The employment arrangements between the Company and Mr. Wrench, Senior Vice President, Chief Financial Officer and a director of the Company, provide that if Mr. Wrench is terminated by the Company, he will receive from the Company his then full-time current salary for 12 months after such termination.

         The employment arrangements between the Company and Dr. Madni, Vice President of the Company and President of Sensors & Systems, renew annually on the anniversary date of the agreement. They further provide that if the Company terminates him without cause or a change in control of the Company occurs, and he executes a general release of liability, Dr. Madni will receive from the Company his then current full-time salary and medical, dental and life insurance benefits for the 12 months following the termination of his employment, his annual bonus prorated to the date of termination of his employment and an amount equal to the average of the bonuses paid Dr. Madni over the prior 3 completed fiscal years. The employment arrangements include an agreement that Dr. Madni will refrain from activities of a competitive nature for a period of 2 years after termination of his employment with the Company.


                 Executive Change of Control Benefits Agreements

         The Company has entered into Executive Change of Control Benefits Agreements (the "Change of Control Agreements") with Messrs. Crocker, Corr, Madni, Wan and Wrench. Pursuant to the terms of the Change of Control Agreements, each executive officer would receive a single payment equal to the sum of his annual salary and the average of his annual bonuses for the prior three years upon the occurrence of a voluntary termination of employment by the employee or an involuntary termination of employment without cause within 12 months after a change in control of the Company, as defined in the Change of

Control Agreements. In addition, the Company would pay medical benefits on behalf of the executive officer and his dependents until the executive officer is again employed, but not longer than 18 months.


           Compensation Committee Interlocks and Insider Participation

         As noted above, the Compensation Committee consists of Messrs. Brown, Brooks and Giroir. Mr. Brown retired in July 1990 as President of Electronics and served as a consultant to Electronics until June 30, 1997. Mr. Giroir served as Corporate Secretary of Electronics until February 1995 for which he received no compensation in addition to that received as director's fees.


        Report of the Compensation Committee of the Board of Directors(1)

         The  Compensation  Committee is composed of Messrs.  Brown,  Brooks and
Giroir. The Committee is responsible for, among other things, setting the compensation of executive officers, including any stock based awards to such individuals under the Company's 1997 Equity Incentive Plan.

Executive Compensation Principles

         The Committee seeks to compensate executive officers in a manner designed to achieve the primary goal of the BEI Technologies, Inc. stockholders increased stockholder value. In furtherance of this goal, the Committee determined a compensation package that took into account both competitive and performance factors. Annual compensation of Technologies executives is composed of salary, bonus and stock incentives, an approach consistent with the compensation programs of most electronics companies. A substantial portion of the cash compensation of each executive officer is contingent upon Technologies' performance. Bonuses, therefore, could be substantial, could vary significantly from year to year, and could vary significantly among executive officers. The Company's Compensation Committee continues to follow this approach and to be guided by the same principles. Stock-based awards also continue to be a part of the Technologies' executive officers' compensation.

Base Salary

         The Compensation Committee determined salaries for fiscal 1999 for all executive officers at its meeting of October 1, 1998. In adjusting the base salary of the executive officers, the Committee examined both competitive and qualitative factors relating to corporate and individual performance. In connection with its examination of competitive factors, the Committee reviewed an independent survey of base salaries paid by other electronics companies of comparable size. In many instances, assessment of qualitative factors necessarily involved a subjective assessment by the Committee. In determining salary adjustments for executive officers for fiscal 1999, the Committee relied primarily on the evaluation and recommendations by Mr. Crocker of each officer's responsibilities for fiscal 1999 and performance during fiscal 1998.

Management Incentive Bonus Plan

         The Company's Board of Directors adopted a Management Incentive Bonus Plan (the "MIB Plan") for fiscal 2000 covering employees of the Company and of Sensors & Systems. On the basis of goals relating to return on equity, and subject to predetermined limits under the MIB Plan, the Company's Compensation Committee, will in its discretion, determine a bonus fund for each company following the end of the year. Based upon recommendations from the management of each company, the Compensation Committee may, in its discretion, approve awards to employees of the respective companies, subject to final approval of the Company's Board of Directors.

------------
(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

         Incentive awards totaling $951,500 were made with respect to the Company's fiscal 1999 year. Of that amount, $335,000 was awarded to the Named Executive Officers.

Chief Executive Officer Compensation

         In general, the factors utilized in determining Mr. Crocker's compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs; however, a significant percentage of his potential earnings was and continues to be subject to consistent, positive, long-term performance of the Company.

Long Term Incentives

         The Company intends to use the 1997 Equity Incentive Plan to further align the interests of stockholders and management by creating common incentives based on the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the number of restricted stock awards or stock options to be granted to an executive officer, the Committee will take into account the officer's position and level of responsibility within the Company, the officer's existing equity holdings, the potential reward to the officer if the stock appreciates in the public market, the incentives to retain the officer's services for the Company, the competitiveness of the officer's overall compensation arrangements and the performance of the officer. Based on a review of this mix of factors for fiscal 1999, the Committee granted incentive stock options to Mr. Wrench (4,000 shares), Mr. Corr (3,000 shares), Dr. Madni (5,000 shares) and Dr. Wan (3,500 shares). In addition, the Committee awarded restricted stock grants to Mr. Wrench (36,000 shares), Mr. Corr (6,000 shares), Dr. Madni (8,000 shares) and Dr. Wan (6,500) shares.

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined that stock options granted under the Company's 1997 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be rated as "performance-based compensation."


                                          George S. Brown
                                          Richard M. Brooks
                                          C. Joseph Giroir, Jr.

                      Performance Measurement Comparison(1)

         The following graph shows the value of an investment of $100 in cash on October 8, 1997, the first day of regular way trading on Nasdaq of (i) the Company's Common Stock, (ii) the Nasdaq Stock Market Index (U.S. Companies) and
(iii) the Dow Jones Advanced Industrial Equipment Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the last trading day of the applicable calendar quarter(2):


          Comparison of 8 Quarter Cumulative Total Return on Investment

                             BEI Technologies, Inc.
                             Proxy Performance Graph
                           For the Year Ended 10/02/99

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

BEI TECHNOLOGIES INC
                                                                         Cumulative Total Return
                                         -----------------------------------------------------------------------------------------
                                         10/8/97     12/97       3/98      6/98      9/98     12/98       3/99      6/99      9/99
                                          ------     -----     ------    ------     -----    ------     ------    ------    ------
BEI TECHNOLOGIES, INC.                    100.00     93.49     128.95    146.30     56.98     71.94      82.63     77.02     93.55
NASDAQ STOCK MARKET (U.S.)                100.00     90.46     105.86    108.77     98.23    127.47     142.58    156.00    159.56
DOW JONES ADVANCED INDUSTRIAL EQUIPMENT   100.00     87.85      87.71     77.75     65.16     80.53      71.24     98.59    106.24


------------

(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The Company operates on a fiscal year ending on the Saturday nearest September 30. The calendar quarter end dates in the table above do not necessarily coincide with the Company's fiscal quarter end dates.

(3) The Dow Jones reclassified their indices in 1999. Subsequently, the Dow Jones Diversified Technology index the Company disclosed in the 1999 Proxy Statement is now named the Dow Jones Advanced Industrial Equipment Index.

                              CERTAIN TRANSACTIONS

         The Company's By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by Delaware law. Under the Company's By-Laws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The By-Laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                         By Order of the Board of Directors

                                        /s/ Robert R. Corr
                                        ----------------------------------------
                                        Robert R. Corr
                                        Corporate Secretary

January 26, 2000

A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 2, 1999 is available without charge upon written request to: Investor Relations, BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, CA 94104.

                                                                      Appendix A

                             BEI TECHNOLOGIES, INC.
                                 ------------------

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 1, 2000

         The undersigned hereby appoints Charles Crocker and Gary D. Wrench, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BEI Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of BEI Technologies, Inc. to be held at the Company's Systron Donner Inertial Division, 2700 Systron Drive, Concord, California, on Wednesday, March 1, 2000 at 1:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                (Continued, and to be signed on the other side)

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^


                                                                                                                  [X] Please mark
                                                                                                                       your votes
                                                                                                                         as this

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.         MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 1:                                         WITHHOLD
                                           FOR      FOR ALL
To elect three directors to hold office    [ ]        [ ]          Proposal 2: To ratify the selection of   FOR  AGAINST  ABSTAIN
until the 2003 Annual Meeting of                                   Ernst & Young LLP as independent public  [ ]    [ ]     [ ]
Stockholders.                                                      accountants of the Company for its fiscal
                                                                   year ending September 30, 2000.
Nominees: Richard M. Brooks, Willian G. Howard, Jr., and
Robert Mehrabian                                                   Please sign  exactly as your name  appears  hereon.  If the each  should  sign.  Executors,  administrators,  trustees,
To withhold authority to vote for any nominee(s) write such        guardians and attorneys-in-fact should add their titles. If
nominee(s) name(s) below.                                          signer is a  corporation,  please give full  corporate name and have a duly authorized  officer sign, stating title. If
______________________________________                             signer is a partnership, please sign in partnership name by authorized person.
______________________________________


                                                                                  I PLAN TO ATTEND THE MEETING          [ ]

                                                                                     COMMENTS/ADDRESS CHANGE            [ ]
                                                                Please mark this box if you have written comments/ address change on the reverse side.


Signature(s) ______________________________________________________________________________   Date ______________________________

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED
STATES.

----------------------------------------------------------------------------------------------------------------------------------
                                                      ^ FOLD AND DETACH HERE ^